                                                                                   Exhibit 12
               Statement of Computation of Ratio of Earnings to Fixed Charges

                         Frontier Airlines Earnings to Fixed Charges
             Years Ended March 31 and 9 months ended December 31, 2001 and 2000
                                       (000s omitted)

                                                                                                       Nine Months      Nine Months
                                                                                                          Ended            Ended
                                                                                                       December 31,    December 31,
                                    1997         1998          1999          2000          2001            2000            2001

Pre-tax income from
   continuing operations:      $  (12,186)   $   (17,746)  $   25,086    $    43,415   $   88,332     $     76,527    $     23,639

Fixed charges:
   Interest expensed                    20            324         701            119           94               56           2,118
   Estimate of interest
   within rental expense             8,437         12,179      15,351         21,712       26,900           20,067          21,922
                               --------------- ------------- ------------- ------------- -------------- --------------- ----------------
Total Fixed Charges                  8,457         12,503      16,052         21,831       26,994           20,123          24,040
                               =============== ============= ============= ============= ============== =============== ================

Earnings                       $   (3,729)   $    (5,243)  $   41,138    $    65,246   $  115,326     $     96,650    $     47,679
                               =============== ============= ============= ============= ============== =============== ================

Earnings/Fixed Charges Ratio          ------        ------       2.56           2.99         4.27             4.80            1.98

                               =============== ============= ============= ============= ============== =============== ================
Dollar deficiency for ratios   $    20,643   $     30,249
    1.1                        =============== =============

Rental expense                 $    25,337   $     36,574  $   46,099    $    65,202   $   80,782     $     60,261    $     65,832
                               =============== ============= ============= ============= ============== =============== ================
One-third of rental expense
                               $     8,437   $     12,179  $   15,351    $    21,712   $   26,900     $     20,067    $     21,922
                               =============== ============= ============= ============= ============== =============== ================